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Exhibit 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	October 27, 2005
Contact:	Anne-Marie Wright, Director of Corporate Communications
Phone:	(801) 208-4167 E-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL SYSTEMS REPORTS EARNINGS FOR THIRD QUARTER 2005

        SOUTH JORDAN, UTAH—Merit Medical Systems, Inc., (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable accessories used primarily in cardiology and radiology procedures, today reported revenues of $41.2 million for its quarter ended September 30, 2005, up 16% from the same quarter of 2004. Net income was $3.3 million, or $0.12 per share, for the third quarter of 2005. For the comparable quarter of 2004, the Company reported net income of $4.2 million, or $0.15 per share, on revenues of $35.5 million.

        Revenues for the nine-month period ended September 30, 2005 were $123.9 million, compared with $112.1 million for the same nine-month period in 2004, a gain of 11%. Net income for the nine-month period ended September 30, 2005 was $12.1 million, or $0.43 per share, compared with $13.6 million, or $0.49 per share in the same period of 2004.

        All product categories of Merit's business contributed to growth in the third quarter of 2005, with catheter sales rising 21%, stand-alone device sales increasing 18%, custom kit sales growing 11%, and inflation device sales going up 7%, compared to the third quarter of 2004. Custom procedure trays, a new category, contributed 2.9% to sales in the third quarter of 2005.

        For the nine-month period ended September 30, 2005, catheter sales increased 17%, custom kit sales grew 9%, stand-alone device sales rose 8%, and inflation device sales went up 6%, compared to the nine-month period ended September 30, 2004. Custom procedure trays contributed 2.1% to sales in the first nine months of 2005.

        Gross margins were down to 40.8% of sales in the third quarter of 2005, compared to 44.5% of sales in the third quarter of 2004, due primarily to Merit's new custom procedure tray business in Richmond, Virginia, as well as a wage increase for direct labor, the start-up of new facilities, and an associated increase in overhead. Gross margins for the first nine months of 2005 were 42.4% of sales, a decrease from 44.8% of sales for the comparable period of 2004. Although management will continue to focus on restraining costs, these expenses will persist into the fourth quarter.

        Selling, general and administrative expenses for the third quarter of 2005 were 24.3% of sales, compared with 23.8% of sales in the previous year's third quarter. Research and development costs during the third quarter of 2005 were 4.3% of sales, compared with 3.4% of sales for the same period last year, an increase of 48%. Income from operations for the third quarter ended September 30, 2005 was $5.0 million, compared to $6.1 million for the same period of 2004, a decrease of 18%, which can be attributed to the lower gross margins mentioned above as well as an increase in R&D expenditures, the hiring of 17 additional sales people and expenses to support the launch of new products.

        For the nine-month period ended September 30, 2005, selling, general and administrative expenses were 23.4% of sales, compared with 23.0% of sales for the first nine months of 2004. Research and development costs were 4.1% of sales for the first nine months of 2005, compared with 3.3% of sales for the same period last year. Income from operations for the first nine months of 2005 was $18.4 million, compared to $20.8 million for the same period of 2004, a decrease of 11%.

        "The third quarter was affected by a number of issues converging at once—start-up costs of new facilities in South Jordan and Richmond, lower margins resulting from the new custom procedure tray business in Richmond, the hiring of 17 new sales people, several new product introductions, the costs associated with the mandatory shut-down of our Angleton, Texas facility due to Hurricane Rita, and the effects of Hurricane Katrina," said Fred P. Lampropoulos, Merit's Chairman and CEO. "We believe the investments we've made in the future will be beneficial for the Company in the long run and that our overall plan for growth and profitability are intact."

        The four products that make up the remainder of the "Magnificent Seven"—the Resolve™ locking drainage catheter, the Impress™ radiology catheter, the Honor™ hemostasis valve, and the Revolution™ fixation device—are still scheduled to be released by the end of the year.

        Merit's effective tax rates for the third quarter and the nine-month period ended September 30, 2005 were 34.6% and 35.6%, respectively, compared with 32.7% and 35.7%, respectively, for the comparable periods of 2004.

        The Company's cash on hand was $12.0 million as of September 30, 2005. This cash balance is net of $19.2 million spent during the nine months ended September 30, 2005 on building expansions in South Jordan, Utah and Richmond, Virginia.

INCOME STATEMENT
(Unaudited, in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
SALES	$41,224	$35,476	$123,903	$112,059
COST OF SALES	24,422	19,683	71,379	61,825

GROSS PROFIT	16,802	15,793	52,524	50,234
OPERATING EXPENSES
Selling, general and administrative	10,010	8,457	29,043	25,789
Research and development	1,788	1,210	5,082	3,674

Total	11,798	9,667	34,125	29,463
INCOME FROM OPERATIONS	5,004	6,126	18,399	20,771
OTHER INCOME (EXPENSE)
Litigation settlement				100
Interest income	99	144	424	400
Miscellaneous income (expense)	(13)	(41)	(54)	(50)

Total Other Income—net	86	103	370	450
INCOME BEFORE INCOME TAX EXPENSE	5,090	6,229	18,769	21,221
INCOME TAX EXPENSE	1,763	2,040	6,686	7,586

NET INCOME	$3,327	$4,189	$12,083	$13,635

EARNINGS PER SHARE—
Basic	$0.12	$0.16	$0.45	$0.52

Diluted	$0.12	$0.15	$0.43	$0.49

AVERAGE COMMON SHARES—
Basic	27,008,936	26,380,059	26,748,957	26,249,212

Diluted	28,112,012	27,760,219	27,811,053	27,756,826

BALANCE SHEET
(Unaudited in thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$11,976	$33,037
Trade receivables, net	21,705	19,724
Employee receivables	143	94
Other receivables	270	63
Inventories	29,699	23,096
Prepaid and other assets	1,278	797
Deferred income tax assets	41	56

Total Current Assets	65,112	76,867
Property and equipment, net	82,990	52,492
Other intangibles, net	2,747	1,990
Goodwill	5,750	5,570
Other assets	2,254	1,822
Note receivable		1,000
Deposits	128	136

Total Assets	$158,981	$139,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$2	$7
Trade payables	12,506	10,728
Accrued expenses	9,121	8,467
Advances from employees	232	221
Deferred income tax liabilities	768	227
Income taxes payable	1,016	2,273

Total Current Liabilities	23,645	21,923
Deferred income tax liabilities	2,494	2,580
Long-term debt	3	5
Deferred compensation payable	2,211	1,702
Deferred credits	2,462	2,615
Other liabilities	112

Total Liabilities	30,927	28,825
Stockholders' Equity
Common stock	47,469	42,559
Retained earnings	80,974	68,891
Accumulated other comprehensive loss	(389)	(398)

Total stockholders' equity	128,054	111,052

Total Liabilities and Stockholders' Equity	$158,981	$139,877

CONFERENCE CALL

        Merit Medical invites all interested parties to join its officers in its third quarter earnings conference call to be held today, October 27, 2005, at 5:00 p.m. Eastern (4:00 p.m. Central; 3:00 p.m. Mountain; and 2:00 p.m. Pacific). The telephone numbers to call are: (domestic) 800-240-2134; and (international) 303-205-0066.

        A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com. To listen to the live broadcast, please enter the site 10-15 minutes prior to the call in order to download any necessary media players. Then click on the "CCBN Webcast" logo on the lower right-hand corner of Merit's home page. The webcast will be archived on both sites. There is no other replay access to the call.

ABOUT MERIT

        Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical accessories used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 85 individuals. Merit employs approximately 1,500 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Santa Clara, California; Angleton, Texas; Richmond, Virginia; Jackson, New Jersey; Maastricht, The Netherlands; and Galway, Ireland.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2004. Such risks and uncertainties include market acceptance of new products, introduction of products in a timely fashion, product recalls, delays in obtaining regulatory approvals, or the failure to maintain such approvals, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new products and technology that could render our products obsolete, product liability claims, modification or limitation of governmental or private insurance reimbursement, infringement of our technology or the assertion that our technology infringes the rights of other parties, foreign currency fluctuations, challenges associated with the Company's growth strategy, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the Company's 10-K and other reports filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results may differ materially from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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MERIT MEDICAL SYSTEMS REPORTS EARNINGS FOR THIRD QUARTER 2005